SCHEDULE 14A
                                 (RULE 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT
                   (PROXY STATEMENT PURSUANT TO SECTION 14(a)
                    OF THE SECURITIES EXCHANGE ACT OF 1934)

Filed by the Registrant  |_|
Filed by a party other than the Registrant  |X|

Check the appropriate box:
|_|  Preliminary Proxy Statement
|_|  Confidential, For Use of the Commission Only
     (as permitted by Rule 14a-6(e)-2)
|_|  Definitive Proxy Statement
|_|  Definitive Additional Materials
|X|  Soliciting Material Pursuant to ss.240.14a-12

                                  CENVEO, INC.
--------------------------------------------------------------------------------
                  (Name of Registrant Specified in Its Charter)
                         BURTON CAPITAL MANAGEMENT, LLC
                                  GOODWOOD INC.
                              1354037 ONTARIO INC.
--------------------------------------------------------------------------------
      (Name of Person(s) Filing Proxy Statement, if Other Than Registrant)

Payment of Filing Fee (Check the appropriate box):
|X|  No fee required
|_|  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

(1)  Title of each class of securities to which transaction applies:

(2)  Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)  Proposed maximum aggregate value of transaction:

(5)  Total fee paid:

|_|  Fee paid previously by written preliminary materials:
|_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)  Amount previously paid:
(2)  Form, Schedule or Registration Statement No.:
(3)  Filing party:
(4)  Date filed:

July 28, 2005



Mr. James R. Malone Cenveo, Inc.
8310 South Valley Highway, #400
Englewood, Colorado 80112

Dear Mr. Malone:

We believe that your letter of July 21, in which you refuse to approve of the election of our nominees at the special meeting in order to avoid the possibility that their election will trigger certain "change of control" obligations under Cenveo's debt instruments and severance arrangements, is absurd and further evidence that the Cenveo board of directors is not acting in the best interests of all shareholders.

In the letter, you said that Cenveo's change of control arrangements are "contractual obligations that were bargained for at arm's length with third parties who have relied on Cenveo's promises in this regard." There is nothing inherent in the election of our nominees that requires Cenveo to incur change of control obligations upon the election of our nominees. The simple fact is the terms of each of these "bargained for" obligations include a provision that permits the Cenveo board to take the action that we have requested. We don't understand why you do not want Cenveo to exercise its bargained for right to approve of the election of our nominees for purposes of these change of control arrangements. (We also ask whether it is correct for you to state that Cenveo's severance arrangements are the result of "arm's length" negotiations.) We believe that the Cenveo board has a simple choice: either cause Cenveo to exercise its rights under existing agreements or breach its fiduciary duties to shareholders. We remind you that we do not believe the board has fiduciary duties to any constituency other than Cenveo's shareholders.

As you know, Colorado law requires each director to act "in a manner the director . . . reasonably believes to be in the best interests of" Cenveo. We have asked the board to conditionally approve of the election of our nominees only for purposes of the various change of control provisions described in our proxy statement (i.e., if our nominees are not elected, the approval would have no effect). The failure of the board to give the requested approval may result in a significant obligation on the part of Cenveo if we are successful in the proxy contest. We believe that the incurrence of such an obligation could negatively affect Cenveo and its shareholders. Since the obligation could be avoided by means of the requested approval, we believe that the board will not have acted in the best interests of Cenveo if it fails to give the requested approval. Reserving all of our rights, if our nominees are elected at the special meeting following your failure to give the requested approval, we currently intend to bring suit against Cenveo's entire board for breach of its fiduciary duties if such failure results in material harm to Cenveo.

Despite our frustrations, we remain enthusiastic about Cenveo. We continue to believe that Cenveo must strive to become the low cost producer in the industry. WE STAND BY OUR BELIEF THAT IF CENVEO'S COST STRUCTURE WERE BROUGHT IN LINE WITH THOSE OF ITS PUBLICLY-TRADED PEERS, SUBSTANTIAL VALUE WILL BE CREATED FOR SHAREHOLDERS WITH THE STOCK POTENTIALLY WORTH $10 TO $12 PER SHARE.

Since we are more confident than ever that we can transform Cenveo into a low cost producer, I am now committing to spending an additional $2 million of my own money to purchase additional Cenveo shares if we win the September 14th election. This $2 million will be spent to purchase Cenveo stock at the market price if and when I am legally permitted to do so and such purchase is approved by the board of directors (hopefully within five business days after the election). It is my expectation that our senior management team and I will also purchase additional shares after our proposed Employee Stock Purchase Plan is formally implemented.

Very truly yours,


/s/ Robert G. Burton, Sr.
Robert G. Burton, Sr.
Chairman, CEO and Managing Member



cc:      BOARD OF DIRECTORS
         Mr. Thomas E. Costello
         Mr. Paul F. Kocourek
         Mr. Martin J. Maloney
         Mr. David M. Olivier
         Mr. Jerome W. Pickholz
         Mr. Alister W. Reynolds
         Ms. Susan O. Rheney
         Mr. Wellington E. Webb

IMPORTANT INFORMATION

This letter is not a proxy statement. On July 27, 2005, BCM and Goodwood filed a preliminary proxy statement with the Securities and Exchange Commission relating to their solicitation of proxies from the shareholders of Cenveo with respect to a special meeting of Cenveo's shareholders called to, among other things, replace Cenveo's current board of directors. BCM and Goodwood will file with the SEC, and will furnish to Cenveo's shareholders, a definitive proxy statement and may file other proxy soliciting materials. BCM AND GOODWOOD ADVISE SECURITYHOLDERS TO READ THEIR PROXY STATEMENT WHEN IT BECOMES AVAILABLE, BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION.

The proxy statement of BCM and Goodwood and other relevant documents will be available for free at www.sec.gov. You may also obtain a free copy of BCM and Goodwood's definitive proxy statement when it becomes available by contacting D.F. King & Co., Inc. at (800) 967-7921 (toll-free). Detailed information regarding the names, affiliation and interests of individuals who may be deemed participants in the solicitation of proxies of Cenveo's shareholders by BCM and Goodwood is provided below and is available in the soliciting materials on
Schedule 14A filed by BCM and Goodwood with the SEC.